Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND

FULL-YEAR 2021 AND PROVIDES 2022 OUTLOOK

MIAMI - February 24, 2022 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the fourth quarter and the year ended December 31, 2021.

Unless indicated otherwise, the results presented below relate to Continuing Operations, which encompass Laureate’s operations in Mexico and Peru, as well as Laureate’s Corporate overhead expenses.

Fourth Quarter 2021 Highlights (compared to fourth quarter 2020):

•	On a reported basis, revenue increased 4% to $296.7 million. On an organic constant currency basis[1], revenue increased by 10% and was unfavorably affected by timing of the academic calendar.

•	Operating loss for the fourth quarter of 2021 was $(11.0) million, compared to operating income of $36.9 million for the fourth quarter of 2020.

•

Net income (including Discontinued Operations) for the fourth quarter of 2021 was $37.8 million, as compared to net income of $379.0 million for the fourth quarter of 2020. Net income for the fourth quarter of 2020 was primarily attributable to the gain on sale of the Company’s Australia and New Zealand businesses within Discontinued Operations.

•

Adjusted EBITDA for the fourth quarter of 2021 was $60.7 million, as compared to $90.6 million for the fourth quarter of 2020. Adjusted EBITDA in the fourth quarter of 2021 was unfavorably affected by timing of the academic calendar.

Year Ended December 31, 2021 Highlights (compared to year ended December 31, 2020):

•	New enrollments increased 15%.

•	Total enrollments increased 15%.

•	On a reported basis, revenue increased 6% to $1,086.7 million. On an organic constant currency basis, revenue was up 9%.

•

Operating loss for the year was $(4.6) million, as compared to operating loss of $(329.3) million for 2020. Results for fiscal 2020 were predominately driven by impairment charges of $352.0 million primarily related to the Laureate tradename.

•

Net income (including Discontinued Operations) for the year was $203.8 million, primarily attributable to the gain on sale of Walden University, partially offset by a loss on debt extinguishment of $77.9 million, as a result of the full repayment of the senior notes, as compared to net loss of $(618.7) million for 2020. Results for fiscal 2020 were mainly attributable to impairment charges of $790.2 million, partially offset by a net gain from sales of the Company’s subsidiaries within Discontinued Operations.

•	Adjusted EBITDA for the year was $253.4 million, as compared to $205.7 million for 2020.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “The operating results in the fourth quarter continue to reflect the favorable COVID-19 recovery trends in the Latin American higher education market as well as robust growth from Laureate’s investments in new digital capabilities. We are on track with our growth plans and are pleased to be delivering a strong outlook for 2022.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Fourth Quarter 2021 Results

For the fourth quarter of 2021, revenue on a reported basis was $296.7 million, an increase of $11.5 million, or 4%, compared to the fourth quarter of 2020. On an organic constant currency basis, revenue increased 10% and was unfavorably affected by timing of the academic calendar. Operating loss for the fourth quarter of 2021 was $(11.0) million, compared to operating income of $36.9 million for the fourth quarter of 2020. Net income (including Discontinued Operations) was $37.8 million for the fourth quarter of 2021, compared to $379.0 million in the fourth quarter of 2020, which was primarily driven by the gain on the sale of our operations in Australia and New Zealand. Basic and diluted earnings per share were $0.15 for the fourth quarter of 2021.

Adjusted EBITDA for the fourth quarter was $60.7 million, as compared to Adjusted EBITDA of $90.6 million for the fourth quarter of 2020, a decrease of $29.9 million. Adjusted EBITDA in the fourth quarter of 2021 was unfavorably affected by timing of the academic calendar.

Year Ended December 31, 2021 Results

New enrollments for full-year 2021 increased 15% compared to new enrollment activity for full year 2020, and total enrollments were up 15%. New and total enrollments in Peru increased 20% and 30% in 2021, respectively, as compared to 2020, driven by a robust primary intake cycle in 2021 and increased retention rates. New and total enrollments in Mexico increased 11% and 5% in 2021, respectively, as compared to 2020, following a strong primary intake cycle in September 2021.

For the full-year 2021, revenue on a reported basis was $1,086.7 million, an increase of $61.8 million, or 6%, when compared to 2020. On an organic constant currency basis, revenue increased 9%. Operating loss for 2021 was $(4.6) million compared to an operating loss of $(329.3) million for 2020, which was mainly driven by impairment charges of $352.0 million. Net income (including Discontinued Operations) for 2021 was $203.8 million, primarily attributable to the gain on sale of Walden University, partially offset by the loss on debt extinguishment, as compared to net loss of $(618.7) million for 2020. Results for fiscal 2020 were mainly attributable to the impairment charges, partially offset by net gains from asset sales. Basic and diluted earnings per share for 2021 were $1.01.

Adjusted EBITDA for the year was $253.4 million, as compared to Adjusted EBITDA of $205.7 million for 2020, an increase of $47.7 million.

Balance Sheet, Cash Flow and Capital Structure

Laureate has a strong financial position with significant liquidity. As of December 31, 2021, Laureate had $324.8 million of cash, and gross debt of $157.3 million. Accordingly, total cash, net of debt, was $167.5 million as of December 31, 2021.

In addition, $74 million of the Walden sale transaction value was paid into an escrow account, which will be released in full or in part to Laureate in August 2022 pursuant to the terms and conditions of the escrow agreement.

As previously announced, in connection with the adoption of a plan of partial liquidation providing for the distribution of the net proceeds from the sale of Walden University, on October 29, 2021, Laureate made a special cash distribution of approximately $1.3 billion in the aggregate, equal to $7.01 per share, and on December 28, 2021, Laureate made a special cash distribution of approximately $0.1 billion in the aggregate, equal to $0.58 per share.

Outlook for Fiscal 2022

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2022 results to be as follows:

•	Total enrollments expected to be in the range of 405,000 to 415,000 students, reflecting growth of 5%-7% on an organic basis versus 2021;

•	Revenues expected to be in the range of $1,169 million to $1,194 million, reflecting growth of 8%-10% on an organic constant currency basis versus 2021; and

•	Adjusted EBITDA expected to be in the range of $320 million to $330 million, reflecting growth of 19%-22% on an organic constant currency basis versus 2021 (up 26%-30% on an as-reported basis).

Reconciliations of forward-looking non-GAAP measures, specifically the 2022 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-855-307-2849 (for U.S.-based callers) or 1-703-639-1262 (for international callers), and requesting to join the Laureate conference call, conference ID 1958307. Replays of the entire call will be available through March 3, 2022 at 1-855-859-2056 (for U.S.-based callers) and at 1-404-537-3406 (for international callers), conference ID 1958307. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January 2022, and current spot FX rates (local currency per U.S. Dollar) of MXN 20.56 and PEN 3.86 for February - December 2022. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to (i) guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), (ii) our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction, (iii) any anticipated share repurchases or cash distributions and (iv) the potential impact of the COVID-19 pandemic on our business or the global economy as a whole are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 24, 2022. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, total cash, net of debt (or net cash), and Free Cash Flow. We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of income (loss) from continuing operations, adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total cash, net of debt (or net cash) consists total cash and cash equivalents for Continuing Operations and Discontinued Operations, less total gross debt for Continuing Operations and Discontinued Operations. Net cash provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures. Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debts.

Laureate’s calculations of Adjusted EBITDA, total cash, net of debt (or net cash), and Free Cash Flow are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five universities across Mexico and Peru, enrolling more than 350,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	FY 2021	FY 2020	Change		As of 12/31/2021	As of 12/31/2020	Change
			Total	Organic			Total	Organic
Mexico	119,400	107,200	11%	11%	203,500	194,000	5%	5%
Peru	74,200	61,800	20%	20%	185,000	142,500	30%	30%

Laureate (1)	193,600	169,000	15%	15%	388,500	336,500	15%	15%

(1)	Excludes new and total enrollments for our Discontinued Operations

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2021	2020	Change	2021	2020	Change
Revenues	$296.7	$285.2	$11.5	$1,086.7	$1,024.9	$61.8
Costs and expenses:
Direct costs	237.3	188.3	49.0	814.5	802.5	12.0
General and administrative expenses	65.1	59.0	6.1	204.4	199.8	4.6
Loss on impairment of assets	5.3	1.0	4.3	72.5	352.0	(279.5)

Operating (loss) income	(11.0)	36.9	(47.9)	(4.6)	(329.3)	324.7
Interest income	1.9	0.6	1.3	4.4	2.2	2.2
Interest expense	(5.5)	(25.2)	19.7	(46.3)	(100.9)	54.6
Loss on debt extinguishment	—	(0.6)	0.6	(77.9)	(0.6)	(77.3)
Loss on derivatives	—	(25.4)	25.4	(24.5)	(26.0)	1.5
Other expense, net	(1.6)	(3.2)	1.6	(1.7)	(2.4)	0.7
Foreign currency exchange (loss) gain, net	(5.0)	(57.6)	52.6	13.8	13.5	0.3
Gain (loss) on disposals of subsidiaries, net	0.3	(6.1)	6.4	(0.6)	(7.3)	6.7

Loss from continuing operations before income taxes and equity in net income of affiliates	(20.9)	(80.6)	59.7	(137.5)	(450.8)	313.3
Income tax benefit (expense)	28.6	(163.4)	192.0	(145.6)	130.1	(275.7)
Equity in net income of affiliates, net of tax	—	—	—	—	0.2	(0.2)

Income (loss) from continuing operations	7.7	(244.1)	251.8	(283.1)	(320.6)	37.5
Income (loss) from discontinued operations, net of tax	30.1	623.1	(593.0)	486.9	(298.1)	785.0

Net income (loss)	37.8	379.0	(341.2)	203.8	(618.7)	822.5
Net (income) loss attributable to noncontrolling interests	(11.8)	0.3	(12.1)	(11.3)	5.4	(16.7)

Net income (loss) attributable to Laureate Education, Inc.	$26.0	$379.3	$(353.3)	$192.4	$(613.3)	$805.7

Accretion of redemption value of redeemable noncontrolling interests and equity	$—	$—	$—	$(0.1)	$0.1	$(0.2)

Net income (loss) available to common stockholders	$26.0	$379.3	$(353.3)	$192.4	$(613.2)	$805.6

Basic and diluted earnings (loss) per share:
Basic and diluted weighted average shares outstanding	181.2	209.1	(27.9)	189.7	209.7	(20.0)
Basic and diluted earnings (loss) per share	$0.15	$1.81	$(1.66)	$1.01	$(2.93)	$3.94

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended December 31,	2021	2020	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/ Div.	FX
Revenues
Mexico	$149.5	$149.6	—%	—%	$(0.1)	$(0.3)	$—	$—	$0.2
Peru	144.8	131.5	10%	23%	13.3	30.4	—	—	(17.1)
Corporate & Eliminations	2.5	4.2	(40)%	(40)%	(1.7)	(1.7)	—	—	—

Total Revenues	$296.7	$285.2	4%	10%	$11.5	$28.4	$—	$—	$(16.9)
Adjusted EBITDA
Mexico	$34.3	$54.4	(37)%	(37)%	$(20.1)	$(20.3)	$(0.6)	$—	$0.8
Peru	49.7	60.5	(18)%	(7)%	(10.8)	(4.4)	0.1	—	(6.5)
Corporate & Eliminations	(23.2)	(24.3)	5%	5%	1.1	1.1	—	—	—

Total Adjusted EBITDA	$60.7	$90.6	(33)%	(26)%	$(29.9)	$(23.7)	$(0.5)	$—	$(5.7)

			% Change		$ Variance Components
For the year ended December 31,	2021	2020	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/ Div.	FX
Revenues
Mexico	$540.4	$534.6	1%	(4)%	$5.8	$(21.2)	$—	$—	$27.0
Peru	537.1	482.9	11%	24%	54.2	116.0	—	—	(61.8)
Corporate & Eliminations	9.2	7.4	24%	24%	1.8	1.8	—	—	—

Total Revenues	$1,086.7	$1,024.9	6%	9%	$61.8	$96.6	$—	$—	$(34.8)
Adjusted EBITDA
Mexico	$95.8	$112.9	(15)%	(14)%	$(17.1)	$(15.6)	$(7.9)	$—	$6.4
Peru	245.7	189.5	30%	46%	56.2	86.3	0.1	—	(30.2)
Corporate & Eliminations	(88.1)	(96.7)	9%	9%	8.6	8.6	—	—	—

Total Adjusted EBITDA	$253.4	$205.7	23%	39%	$47.7	$79.3	$(7.8)	$—	$(23.8)

(2)

Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2020 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2021	December 31, 2020	Change
Assets
Cash and cash equivalents	$324.8	$750.1	$(425.3)
Receivables (current), net	152.0	111.9	40.1
Other current assets	67.5	146.8	(79.3)
Current assets held for sale	—	435.0	(435.0)
Property and equipment, net	499.5	578.5	(79.0)
Operating lease right-of-use assets, net	384.3	462.8	(78.5)
Goodwill and other intangible assets	689.6	800.4	(110.8)
Deferred income taxes	38.7	130.6	(91.9)
Other long-term assets	48.6	72.4	(23.8)
Long-term assets held for sale	6.2	1,482.5	(1,476.3)

Total assets	$2,211.3	$4,970.9	$(2,759.6)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$183.0	$200.9	$(17.9)
Deferred revenue and student deposits	44.0	47.2	(3.2)
Total operating leases, including current portion	415.3	519.1	(103.8)
Total long-term debt, including current portion	153.7	995.7	(842.0)
Other liabilities	263.3	240.0	23.3
Current and long-term liabilities held for sale	10.8	702.3	(691.5)

Total liabilities	1,070.0	2,705.2	(1,635.2)
Redeemable noncontrolling interests and equity	1.7	1.7	—
Total stockholders’ equity	1,139.6	2,263.9	(1,124.3)

Total liabilities and stockholders’ equity	$2,211.3	$4,970.9	$(2,759.6)

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2021	2020	Change
Cash flows from operating activities
Net income (loss)	$203.8	$(618.7)	$822.5
Depreciation and amortization	101.2	143.5	(42.3)
Amortization of operating lease right-of-use assets	44.1	80.2	(36.1)
Loss on impairment of assets	73.8	790.2	(716.4)
Gain on sales and disposal of subsidiaries, property and equipment and leases, net	(609.5)	(22.8)	(586.7)
Loss on derivative instruments	24.5	26.0	(1.5)
Loss on debt extinguishment	78.0	0.6	77.4
Deferred income taxes	195.6	(185.7)	381.3
Unrealized foreign currency exchange (gain) loss	(7.0)	26.3	(33.3)
Income tax receivable/payable, net	(101.1)	99.6	(200.7)
Working capital, excluding tax accounts	(177.0)	(227.2)	50.2
Payments for lease settlements	(46.8)	—	(46.8)
Other non-cash adjustments	64.6	147.5	(82.9)

Net cash (used in) provided by operating activities	(156.1)	259.6	(415.7)
Cash flows from investing activities
Purchase of property and equipment	(50.4)	(74.6)	24.2
Expenditures for deferred costs	(5.8)	(14.5)	8.7
Receipts from sales of discontinued operations, net of cash sold, property and equipment	2,150.8	676.6	1,474.2
Payments of derivatives related to sale of discontinued operations	(50.3)	—	(50.3)

Net cash provided by investing activities	2,044.2	587.4	1,456.8
Cash flows from financing activities
Decrease in long-term debt, net	(895.5)	(177.0)	(718.5)
Payments of deferred purchase price for acquisitions	—	(5.7)	5.7
Payments to purchase noncontrolling interests	—	(13.7)	13.7
Special cash distributions	(1,374.9)	—	(1,374.9)
Proceeds from exercise of stock options	3.4	25.7	(22.3)
Payments to repurchase common stock	(380.5)	(99.5)	(281.0)
Payments of call premiums and debt issuance costs	(33.0)	(0.8)	(32.2)
Financing other, net	(2.8)	(1.8)	(1.0)

Net cash used in by financing activities	(2,683.2)	(272.7)	(2,410.5)
Effects of exchange rate changes on cash	(14.7)	(0.5)	(14.2)
Change in cash included in current assets held for sale	288.1	195.8	92.3

Net change in cash and cash equivalents	(521.7)	769.5	(1,291.2)
Cash and cash equivalents at beginning of period	867.3	97.8	769.5

Cash and cash equivalents at end of period	$345.6	$867.3	$(521.7)

Liquidity (including Undrawn Revolver)	$734.8	$1,160.1	$(425.3)

Non-GAAP Reconciliations

The following table reconciles income (loss) from continuing operations to Adjusted EBITDA:

	For the three months ended December 31,			For the year ended December 31,
IN MILLIONS	2021	2020	Change	2021	2020	Change
Income (loss) from continuing operations	$7.7	$(244.1)	$251.8	$(283.1)	$(320.6)	$37.5
Plus:
Equity in net income of affiliates, net of tax	—	—	—	—	(0.2)	0.2
Income tax (benefit) expense	(28.6)	163.4	(192.0)	145.6	(130.1)	275.7

Loss from continuing operations before income taxes and equity in net income of affiliates	(20.9)	(80.6)	59.7	(137.5)	(450.8)	313.3
Plus:
(Gain) loss on disposal of subsidiaries, net	(0.3)	6.1	(6.4)	0.6	7.3	(6.7)
Foreign currency exchange loss (gain), net	5.0	57.6	(52.6)	(13.8)	(13.5)	(0.3)
Other expense, net	1.6	3.2	(1.6)	1.7	2.4	(0.7)
Loss on derivatives	—	25.4	(25.4)	24.5	26.0	(1.5)
Loss on debt extinguishment	—	0.6	(0.6)	77.9	0.6	77.3
Interest expense	5.5	25.2	(19.7)	46.3	100.9	(54.6)
Interest income	(1.9)	(0.6)	(1.3)	(4.4)	(2.2)	(2.2)

Operating (loss) income	(11.0)	36.9	(47.9)	(4.6)	(329.3)	324.7
Plus:
Depreciation and amortization	25.6	27.2	(1.6)	101.2	83.1	18.1

EBITDA	14.6	64.1	(49.5)	96.6	(246.2)	342.8
Plus:
Share-based compensation expense (3)	2.9	2.3	0.6	8.9	10.2	(1.3)
Loss on impairment of assets (4)	5.3	1.0	4.3	72.5	352.0	(279.5)
EiP implementation expenses (5)	37.9	23.2	14.7	75.4	89.6	(14.2)

Adjusted EBITDA	$60.7	$90.6	$(29.9)	$253.4	$205.7	$47.7

(3)	Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, “Stock Compensation.”
(4)	Represents non-cash charges related to impairments of long-lived assets.
(5)

Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company’s system of internal controls over financial reporting. The EiP initiative also includes other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with the dispositions. As of December 31, 2021, the EiP initiative had been completed. The only EiP expenses expected in 2022 are those related to the run out of programs that began in prior periods.

The following table reconciles operating cash flow to Free Cash Flow for the years ended December 31, 2021 and 2020:

IN MILLIONS	2021	2020	Change
Net cash (used in) provided by operating activities	$(156.1)	$259.6	$(415.7)
Capital expenditures:
Purchase of property and equipment	(50.4)	(74.6)	24.2
Expenditures for deferred costs	(5.8)	(14.5)	8.7

Free Cash Flow	$(212.3)	$170.5	$(382.8)

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.